Exhibit 10.3

MUSIC AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into and is effective as of August 21, 2006 (the “Effective Date”) by and between Xi’an Si Jian Cultural Communication Co Ltd (the “Producer”) with the principal place of business in Room 318, Hyatt Hotel, No 158 Dong Da Jie, Xi’an China, and TIMOTHY WILLIAMS (the “Composer”) in connection with the live Dinner-Show Musical currently entitled “QIN” (“Musical”).

SERVICES – Composer will compose, arrange, perform, produce, record, mix and deliver an original music score (“Score”) for the Musical. Composer’s services will be rendered on a non-exclusive basis.

Terms:

1.	Upon signing of this Agreement, Composer should engage in the making of a demo of 5 minutes for the Musical and deliver to Producer on or before September 1st, 2006.

2.
Composer should deliver to Producer the first draft of Score on or before November 15, 2006. Producer should review the first draft within 14 days upon receipt, and consult with Composer on further revision if necessary.

3.
Composer should complete the Score and the recording of the percussion instrument section, and deliver to Producer the Score on or before December 31, 2006. Composer will utilize his resource in the U.S. to record the percussion part, which will cost around US$5,000 and should be paid by Producer. Composer should, upon the invitation of producer, arrange a trip to Guangzhou, China to complete recording of the rest of the Score and combine the percussion section with in the facility provided by Producer. Upon completion of the recording, Producer should review the recording, and notify Composer the review results within 14 days. Failure to notify Composer shall deem as approved by Producer, and Composer’s service has been accomplished.

4.	If upon review Producer approves of Score and requires no further revision, Composer’s service accomplishes upon receipt of Producer’s notification in writing.

5.	As compensation for Composer’s service, a cash value of US $57,500 shall be paid to the Composer as follows:
a.	Upon approval in writing of the demo by Producer as set forth in Article 1, Producer shall make the first payment of US $7,500 as deposit.
b.	Upon approval in writing the first draft by Producer, Producer shall make the second payment of US $10,000 once the condition set forth in Article 2 is met.
c.
Upon approval in writing the complete recording of Score by Producer as set forth in Article 3, Producer shall make the third payment in stock worth of US $40,000, payable to Composer by free trading shares of the public companies trading on NASDAQ OTCBB market, Capital Resource Funding Inc. (Symbol CRFU) or Dark Dynamite Inc (Symbol DKDY), calculated according to the closing bid price on the date of the written approval.

6.
When travel is required and has been authorized by the Producer, Producer will make all travel arrangements for Composer, and Producer will pay all travel expenses from Composer’s city, or from any city at which Composer may be located when called upon to perform the Services, and for Composer’s return to any point, inclusive of air travel, ground transportation, first class hotel accommodations, and appropriate per diem.

7.
Failure of Producer to execute Agreement shall deprive Producer the right to claim the deposit. Failure of Composer to execute Agreement shall entitle Producer a refund by Composer twice as much as the deposit.

8.	Any copyrightable material developed by Composer shall be considered work for hire and shall entitle the Producer to be the copyright owner.
.
9.
In the case Musical adopts and implement Score and Composer fully executes his / her responsibilities as specified in Agreement, Composer shall enjoy the right bearing his name in Musical and any other derivative product, to read: ORIGINAL MUSIC BY TIMOTHY WILLIAMS.

10.
In the case Agreement proceeds to achieve both parties’ satisfaction, Composer would be honored the Chief Composer of the Producer and composes all Producer’s other music pieces, Composer should be entitled a 5% of profit from the sales of Audio and Video products.

11.	Producer has the right to decide on its own discretion whether or not to adopt or utilize Score, Composer agrees not to interfere in any measure.

12.	Producer shall not use or authorize the use of Composer’s name and portrait without reimbursement to Composer unless such use is for the purpose of promotion for Musical.

13.
Without consent of Producer, Composer should not reveal to any third party of the content of Musical, cast of Musical, production progress of Musical and any other information relevant to Musical. Before Agreement becomes effective, Composer should not reveal any third party of Producer’s commercial secrets learnt before, during and upon the signing of Agreement. If Composer fails to comply with the confidentiality clause as mentioned above, Composer shall compensate Producer for its loss as suffered herein.

14.	If any of the following occurrences should arise during the execution of Agreement, Producer has the right to notify Composer or Composer’s guardian via written statement to terminate Agreement:
a. Composer fails to comply with the terms set forth in Article 1, 2, or 3.
b. Composer partially or fully loses his / her capacity for civil conduct and becomes incapable of further execution of Agreement.

12.	If any of the following occurrences should arise during the execution of the Agreement, Composer has the right to notify Produce via written statement to terminate Agreement:
a. Producer fails to compensate Composer in accordance to the terms set forth in Article 4.
b. Producer goes bankruptcy, dissolves or being revoked of its commercial license.

13.   Agreement terminates if any of the occurrences arises:
a. The completion of Composer’s Agreementual responsibilities
b. Producer and Composer agree to terminate Agreement via written statements
c. Either party terminates Agreement according to Article. 11, 12 of the Agreement.

14.	Without prior written consent from either party, the other party should not transfer partially or fully its / his / her rights or responsibilities to any third party.

15.	This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the People’s Republic of China.

16.
Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in Shenzhen, China.  All arbitration shall be conducted in accordance with the rules and regulations of the China International Economic and Trade Arbitration Commission, South China Sub-commission.IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PRODUCER :

Xi’an Si Jian Cultural Communication Co Ltd

/s/ Zhan Guoqiang, Director
                                                                        Zhan Guoqiang, Director

COMPOSER :

/s/ Timothy Williams
                                                                        Timothy Williams

FOR BEACH HOUSE MUSIC, INC.

/s/ Timothy Williams
                                                                       Timothy Williams